Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Wright & Company, Inc. hereby consents to the use of our analysis relating to the evaluation entitled “Executive Summary Report, Evaluation of Oil and Gas Reserves to the Interests of Atlas America, Inc., in Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective December 31, 2005, Job 6.913,” and the evaluation entitled “Executive Summary Report, Evaluation of Oil and Gas Reserves to the Interests of Atlas America, Inc. In Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective March 31, 2006, Job 06.894” for use in Amendment No. 3 to Atlas Energy Resources, LLC’s Registration Statement on Form S-1, and to all references to Wright & Company, Inc. as having prepared such analysis and as an expert concerning such analysis.

Wright & Company, Inc.

By:	/s/ D. Randall Wright
D. Randall Wright President

Wright & Company, Inc.

Brentwood, TN

November 20, 2006